Exhibit 99.1

Newmont Announces Record Third Quarter 2020 Results

Newmont delivers significant value in Q3 with right-sized portfolio of world-class assets; momentum into 2021

DENVER--(BUSINESS WIRE)--October 29, 2020--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced third quarter 2020 results.

THIRD QUARTER 2020 HIGHLIGHTS

  Produced 1.5 million attributable ounces of gold* and reported CAS* of $756 per ounce and AISC* of $1,020 per ounce and produced 273 thousand attributable gold equivalent ounces from co-products
  Generated $1.6 billion of cash from continuing operations and $1.3 billion of Free Cash Flow*
  Reported $4.8 billion of consolidated cash with $7.8 billion of liquidity and a net debt to adjusted EBITDA* ratio of 0.4x
  All sites operational with wide-ranging controls and safety protocols continuing to manage the Covid pandemic while placing the health, safety and wellbeing of our people and communities above all else
  On track to finish 2020 strong and meet full-year guidance
  Declared third quarter dividend of $0.40 per share, an increase of 60 percent over the prior quarter
  Formed exploration joint ventures with Agnico Eagle Mines Limited in Colombia and Kirkland Lake Gold Inc. in Canada
  Announced sale of royalty portfolio to Maverix Metals for total consideration of approximately $90 million
  Achieved gender parity amongst independent non-executive Board Directors

“Capitalizing on the strength of our portfolio and higher gold prices, we delivered record third quarter adjusted EBITDA of $1.7 billion and free cash flow of $1.3 billion. This was the best quarterly financial performance in Newmont’s history. We also remain focused above all else on protecting the health, safety and wellbeing of our workforce and neighboring communities as the pandemic continues," said Tom Palmer, President and Chief Executive Officer. "As demonstrated by our second dividend increase this year, with a 79 percent increase in January and a further 60 percent increase in October, I am confident that our world-class portfolio is best positioned to generate industry-leading value and returns for our shareholders."

- Tom Palmer, President and Chief Executive Officer

QUARTERLY DIVIDEND INCREASED 60 PERCENT

  Annualized dividend of $1.60 per share is highest in the gold sector**
  Announced dividend framework that maintains leading $1.00 per share sustainable base dividend and provides additional returns from Newmont’s significant free cash flow generation at higher gold prices
  Strong financial position and world-class portfolio supports a higher dividend as we continue to progress our most profitable projects
  Industry-leading dividend yield of 2.7% exceeds median of S&P 500 Index
  During 2019 and 2020, we will have returned more than $2.5B to shareholders through dividends and share buybacks

___________________________

*See footnotes provided below, as well as the cautionary statement at end of release regarding forward-looking statements, including with respect to financial and operating outlook and expected returns to shareholders.

**An annualized dividend has not been declared by the Board. The above represents management’s expectations based upon the increased level declared for the third quarter. The declaration of future quarterly dividends remains at the discretion of the Board. Investors are cautioned that the Company’s dividend framework and the expected annualized dividend level are non-binding. See the cautionary statement at the end of this release.

THIRD QUARTER 2020 FINANCIAL AND PRODUCTION SUMMARY

	Q3'20	Q2'20	Q1'20	Q3'19
Attributable gold production (million ounces)	1.54	1.26	1.48	1.64
Gold costs applicable to sales (CAS) ($ per ounce)	$756	$748	$781	$733
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,020	$1,097	$1,030	$987
GAAP Net income (US $ millions)	$611	$412	$837	$2,226
Adjusted net income (US $ millions)	$697	$261	$326	$292
Adjusted EBITDA (US $ millions)	$1,663	$984	$1,118	$1,079
Cash flow from continuing operations (US $ millions)	$1,597	$668	$939	$793
Capital Expenditures (US $ millions)	$296	$280	$328	$428
Free cash flow (US $ millions)	$1,301	$388	$611	$365

Attributable gold production1 decreased 6 percent to 1,541 thousand ounces from the prior year quarter primarily due to ongoing Covid-related impacts at Yanacocha, Cerro Negro and Éléonore as the operations continued to ramp up in the third quarter from care and maintenance, in addition to the sale of Red Lake and Kalgoorlie, partially offset by higher production at Peñasquito and Musselwhite.

Gold CAS2 decreased 8 percent to $1,130 million from the prior year quarter primarily due to lower gold ounces sold. Gold CAS per ounce increased 3 percent to $756 per ounce primarily due to higher stripping ratios at Yanacocha, Merian, Akyem, lower surface grades at Ahafo and higher gold price-related royalties.

Gold AISC3 increased 3 percent to $1,020 per ounce from the prior year quarter primarily due to higher CAS per ounce and Covid-related care and maintenance costs, partially offset by lower sustaining capital spend.

Attributable gold equivalent ounce (GEO) production from other metals increased 16 percent to 273 thousand ounces primarily due to operations at Peñasquito receiving sustained community support compared to the prior year blockade and higher recoveries at Boddington. CAS from other metals totaled $139 million for the quarter. CAS per GEO2 improved 26 percent to $556 per ounce from the prior year quarter primarily due to higher sales at Peñasquito, partially offset by foreign exchange impacts in Australia and lower sales at Boddington. AISC per GEO3 improved 33 percent to $770 per ounce primarily due to lower CAS from other metals and lower sustaining capital spend.

Net income from continuing operations attributable to Newmont stockholders was $611 million or $0.76 per diluted share, a decrease of $1,615 million from the prior year quarter primarily due to the recognized gain on the formation of Nevada Gold Mines (NGM) in the prior year, lower sales volumes due to the sale of Kalgoorlie and Red Lake, higher costs in response to the COVID-19 pandemic and pension settlement charges, partially offset by higher average realized gold prices and lower tax expense, exploration costs, Goldcorp transaction costs and general and administrative costs.

Adjusted net income4 was $697 million or $0.86 per diluted share, compared to $292 million or $0.36 per diluted share in the prior year quarter. The adjustments to net income of $0.10 primarily related to pension settlements, changes in the fair value of investments, COVID-19 specific costs, asset impairments, restructuring and severance costs, settlement costs including the costs from the Cedros community agreement at Peñasquito, valuation allowance and other tax adjustments. Adjusted EBITDA5 improved 54 percent to $1,663 million for the quarter, compared to $1,079 million for the prior year quarter.

Revenue increased 17 percent from the prior year quarter to $3,170 million primarily due to higher average realized gold prices, partially offset by lower gold sales volumes.

Average realized price6 for gold was $1,913, an increase of $437 per ounce over the prior year quarter; average realized price for copper was $2.99, an increase of $0.62 per pound over the prior year quarter; average realized price for silver was $21.69 per ounce, an increase of $4.51 per ounce over the prior year quarter; average realized price for lead was $0.73 per pound, a decrease of $0.11 per pound; average realized price for zinc was $1.01 per pound, an increase of $0.20 per pound over the prior year quarter.

Capital expenditures7 decreased 31 percent from the prior year quarter to $296 million, primarily due to the sale of Red Lake and Kalgoorlie and reduced spending from the completion of Borden Underground, Ahafo Mill Expansion, and other sustaining projects in 2019. Development capital expenditures in 2020 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, the Subika mining method change, Musselwhite Materials Handling System, Éléonore Lower Mine Material Handling System, Quecher Main, and projects associated with the Company’s ownership interest in Nevada Gold Mines.

Consolidated operating cash flow from continuing operations increased 101 percent from the prior year quarter to $1,597 million due to higher realized gold prices, partially offset by lower sales volumes. Free Cash Flow8 also increased to $1,301 million primarily due to higher operating cash flow and lower capital expenditures.

Balance sheet ended the quarter with $4.8 billion of consolidated cash and approximately $7.8 billion of liquidity; reported net debt to adjusted EBITDA of 0.4x9.

Nevada Gold Mines (NGM) attributable gold production was 337 thousand ounces with CAS of $761 per ounce and AISC of $904 per ounce for the third quarter of 2020. EBITDA for NGM was $374 million.

Pueblo Viejo (PV) attributable gold production was 87 thousand ounces. Pueblo Viejo EBITDA10 was $115 million and cash distributions received for the Company's equity method investment totaled $75 million in the third quarter.

COVID-19 UPDATE

  Continued our wide-ranging controls at the Company's operations and offices to put the health, safety, and overall wellbeing of Newmont's people and communities above all else
  Maintained effective testing, quarantine and contact tracing procedures for positive cases
  Incurred $35 million of care and maintenance costs during the third quarter, which included wages, direct operating costs for critical activities and non-cash depreciation for sites ramping up from care and maintenance or continuing to operate at reduced levels
  Incurred $32 million of incremental Covid specific costs for activities such as additional health and safety procedures, increased transportation and community fund contributions
  Distributed $9 million to date from Newmont's $20 million Global Community Support Fund focused on employee and community health, food security and local economic resilience through partnerships with local governments, medical institutions, charities and non-governmental organizations

PROJECTS UPDATE

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Funding for the current development capital projects Tanami Expansion 2 and Musselwhite Materials Handling has been approved and the projects are in execution. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low cost producer with potential to extend mine life to 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years beginning in 2023, and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $700 million and $800 million.
  Musselwhite Materials Handling (North America) improves material movement from Musselwhite’s two main zones below Lake Opapimiskan. An underground shaft will hoist ore from the underground crushers, reducing haulage distances and ventilation costs. The project is 95 percent complete; however, full commissioning has been delayed amidst the Covid pandemic as Musselwhite operations were previously on care and maintenance. The Company expects to commission the project upon completion of the Musselwhite conveyor system by the end of 2020.

OUTLOOK

Newmont's 2020 attributable gold production is unchanged at approximately 6.0 million ounces and the Company expects to produce approximately 1.0 million gold equivalent ounces from co-products. Gold CAS is expected to be $760 per ounce, and gold AISC is expected to be $1,015 per ounce.

Newmont's capital expenditure for 2020 is expected to be approximately $1.4 billion as the Company continues to progress the majority of its development and sustaining capital projects, including Tanami Expansion 2, developing the sub-level shrinkage mining method at Subika Underground and advancing laybacks at Boddington and Ahafo.

For exploration and advanced projects, approximately 80 percent of the Company’s exploration budget is allocated to near-mine activities. Newmont's 2020 exploration and advanced project spend is expected to be approximately $350 million as the majority of infill drilling programs and Greenfield exploration actives have resumed with the lifting of Covid restrictions globally. Advanced project study work for Yanacocha Sulfides and Ahafo North continues remotely.

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning, and avoiding exposure for at-risk individuals. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to and including care and maintenance and management of critical environmental systems. Newmont’s 2020 outlook assumes operations continue throughout the remainder of the year without major Covid-related interruptions.

1 Attributable gold production for the third quarter 2020 includes 87 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).

2 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.

3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.

4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.

5 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.

6 Non-GAAP measure. See end of this release for reconciliation to Sales.

7 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.

8 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.

9 Non-GAAP measure. See end of this release for reconciliation.

10 Non-GAAP measure. See end of this release for reconciliation.

Newmont Outlook (+/-5%)	2020
Consolidated Production (koz)	5,900
Attributable Production* (koz)	6,000
Consolidated Gold CAS ($/oz)	760
Consolidated Gold All-in Sustaining Costs ($/oz)	1,015
Consolidated Co-products (GEOs koz)	1,010
Attributable Co-products (GEOs koz)	1,010
Consolidated GEO CAS ($/oz)	605
Consolidated GEO All-in Sustaining Costs ($/oz)	945
Consolidated Sustaining Capital Expenditures ($M)	900
Consolidated Development Capital Expenditures ($M)	475
Attributable Sustaining Capital Expenditures ($M)	875
Attributable Development Capital Expenditures ($M)	425

*Attributable gold production for 2020 includes 375,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%).

2020 Regional Production And Cost Overview:

Australia

Attributable Production (koz)	1,180
Attributable Co-products (GEOs koz)	130
Consolidated Gold CAS ($/oz)	700
Consolidated Gold All-in Sustaining Costs ($/oz)	900
Consolidated Sustaining Capital Expenditures ($M)	205
Consolidated Development Capital Expenditures ($M)	145
  Full Potential at Boddington improves mining rates and grade increases throughout remainder of 2020 with the three year stripping campaign nearing completion in the South Pit and Tanami continues to deliver solid performance.

Africa

Attributable Production (koz)	850
Consolidated Gold CAS ($/oz)	710
Consolidated Gold All-in Sustaining Costs ($/oz)	870
Consolidated Sustaining Capital Expenditures ($M)	90
Consolidated Development Capital Expenditures ($M)	70
  Africa benefits from a full year of production from the Ahafo Mill Expansion which is offset by mine sequencing in both the Subika and Awonsu open pits, a change in mining method at Subika Underground and lower grades at Akyem.

North America

Attributable Production (koz)	1,410
Attributable Co-products (GEOs koz)	880
Consolidated Gold CAS ($/oz)	775
Consolidated Gold All-in Sustaining Costs ($/oz)	1,040
Consolidated Sustaining Capital Expenditures ($M)	275
Consolidated Development Capital Expenditures ($M)	70
  2020 outlook includes the impacts from Peñasquito, Éléonore and Musselwhite being temporarily placed into care and maintenance in the second quarter.
  The Musselwhite Materials Handling project is 95 percent complete and the conveyor system is on track to be fully commissioned by year end.
  Éléonore production and cost outlook reflects the ongoing work to integrate the geotechnical model and updated Reserves.

South America

Attributable Production (koz)	1,135
Consolidated Gold CAS ($/oz)	815
Consolidated Gold All-in Sustaining Costs ($/oz)	1,105
Consolidated Sustaining Capital Expenditures ($M)	110
Consolidated Development Capital Expenditures ($M)	120
  2020 outlook includes the impacts from Cerro Negro and Yanacocha being temporarily placed into care and maintenance in the second quarter. The 2020 outlook includes Covid-related impacts through July 30, 2020 and does not include ongoing Covid-related constraints in Argentina that restricts Cerro Negro operations which are at approximately 65 percent of normal capacity. The South America region remains on track to achieve full year 2020 guidance.

Nevada Gold Mines (NGM)

Attributable Production (koz)	1,375
Consolidated Gold CAS ($/oz)	690
Consolidated Gold All-in Sustaining Costs ($/oz)	880
Consolidated Sustaining Capital Expenditures ($M)	185
Consolidated Development Capital Expenditures ($M)	45
  Production, CAS & AISC for the Company’s 38.5 percent ownership interest in NGM is unchanged, as provided by Barrick Gold Corporation.

2020 Outlooka

2020 Outlook (+/-5%)	Consolidated Production (Koz, GEOS Koz)	Attributable Production (Koz, GEOs Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
North America	1,410	1,410	775	1,040	275	70	275	70
South America	1,030	1,135	815	1,105	110	120	90	80
Australia	1,180	1,180	700	900	205	145	205	145
Africa	850	850	710	870	90	70	90	70
Nevada Gold Mines[c]	1,375	1,375	690	880	185	45	185	45
Total Gold[d]	5,900	6,000	760	1,015	900	475	875	425

Total Co-products[e]	1,010	1,010	605	945

2020 Consolidated Expense Outlook ($M) (+/-5%)
General & Administrative	265
Interest Expense	300
Depreciation and Amortization	2,250
Advanced Projects & Exploration	350
Adjusted Tax Rate [f,g]	38% - 42%
Federal Tax Rate [g]	29% - 33%
Mining Tax Rate [g]	8% - 10%

a 2020 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of October 29, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2020 Outlook assumes $1,200/oz gold, $16/oz silver, $2.75/lb copper, $1.20/lb zinc, $0.95/lb lead, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $60/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

b All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2020 CAS outlook.

c Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

d Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~375Koz in 2020; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 51.35% interest for Yanacocha and a 75% interest for Merian.

e Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.), and Zinc ($1.20/lb.) pricing.

f The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

g Assuming average prices of $1,400 per ounce for gold, $16 per ounce for silver, $2.75 per pound for copper, $0.95 per pound for lead, and $1.20 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2020 will be between 38%-42%.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Results	2020	2019	% Change	2020	2019	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,429	1,578	(9)%	3,996	4,352	(8)%
Attributable gold equivalent ounces sold	248	213	16%	780	357	118%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,913	$1,476	30%	$1,745	$1,370	27%
Average realized copper price	$2.99	$2.37	26%	$2.49	$2.59	(4)%
Average realized silver price	$21.69	$17.18	26%	$16.66	$16.23	3%
Average realized lead price	$0.73	$0.84	(13)%	$0.69	$0.81	(15)%
Average realized zinc price	$1.01	$0.81	25%	$0.77	$0.81	(5)%

Attributable Production (koz)
North America (2)	414	325	27%	1,022	657	56%
South America (2)	165	275	(40)%	536	720	(26)%
Australia	309	339	(9)%	861	1,038	(17)%
Africa	229	267	(14)%	608	775	(22)%
Nevada (3)	337	344	(2)%	992	1,102	(10)%
Total Gold (excluding equity method investments)	1,454	1,550	(6)%	4,019	4,292	(6)%
Pueblo Viejo (40%) (4)	87	94	(7)%	256	169	51%
Total Gold	1,541	1,644	(6)%	4,275	4,461	(4)%

North America	238	203	17%	656	256	156%
Australia	35	33	6%	94	104	(10)%
Nevada	—	—	—%	—	35	(100)%
Total Gold Equivalent Ounces	273	236	16%	750	395	90%

CAS Consolidated ($/oz, $/GEO)
North America	$762	$945	(19)%	$792	$976	(19)%
South America	$885	$669	32%	$824	$638	29%
Australia	$690	$768	(10)%	$712	$749	(5)%
Africa	$693	$563	23%	$707	$586	21%
Nevada	$761	$711	7%	$764	$761	—%
Total Gold	$756	$733	3%	$762	$733	4%
Total Gold (by-product)	$641	$691	(7)%	$686	$717	(4)%

North America	$513	$756	(32)%	$539	$980	(45)%
Australia	$840	$758	11%	$842	$819	3%
Nevada	$—	$—	—%	$—	$750	(100)%
Total Gold Equivalent Ounces	$556	$747	(26)%	$575	$908	(37)%

AISC Consolidated ($/oz, $/GEO)
North America	$1,003	$1,276	(21)%	$1,066	$1,290	(17)%
South America	$1,162	$841	38%	$1,111	$803	38%
Australia	$889	$944	(6)%	$914	$911	—%
Africa	$865	$741	17%	$889	$776	15%
Nevada	$904	$915	(1)%	$936	$956	(2)%
Total Gold	$1,020	$987	3%	$1,046	$974	7%
Total Gold (by-product)	$940	$997	(6)%	$1,024	$986	4%

North America	$735	$1,226	(40)%	$840	$1,471	(43)%
Australia	$998	$907	10%	$1,032	$966	7%
Nevada	$—	$—	—%	$—	$894	(100)%
Total Gold Equivalent Ounces	$770	$1,155	(33)%	$862	$1,259	(32)%

(1) Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.

(2) Includes sites acquired as part of the Newmont Goldcorp transaction, effective April 18, 2019.

(3) Newmont contributed its existing Nevada mining operations in exchange for a 38.5% interest in NGM, effective July 1, 2019.

(4) Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Sales	$3,170	$2,713	$8,116	$6,773

Costs and expenses
Costs applicable to sales (1)	1,269	1,392	3,659	3,736
Depreciation and amortization	592	548	1,685	1,347
Reclamation and remediation	38	62	116	165
Exploration	48	88	118	198
Advanced projects, research and development	39	43	92	102
General and administrative	68	84	205	224
Care and maintenance	26	—	171	—
Other expense, net	92	38	184	243
	2,172	2,255	6,230	6,015
Other income (expense):
Gain on formation of Nevada Gold Mines	—	2,366	—	2,366
Gain on asset and investment sales, net	1	(1)	593	32
Other income, net	(44)	32	(35)	134
Interest expense, net of capitalized interest	(75)	(77)	(235)	(217)
	(118)	2,320	323	2,315
Income (loss) before income and mining tax and other items	880	2,778	2,209	3,073
Income and mining tax benefit (expense)	(305)	(558)	(446)	(703)
Equity income (loss) of affiliates	53	32	119	53
Net income (loss) from continuing operations	628	2,252	1,882	2,423
Net income (loss) from discontinued operations	228	(48)	145	(100)
Net income (loss)	856	2,204	2,027	2,323
Net loss (income) attributable to noncontrolling interests	(17)	(26)	(22)	(83)
Net income (loss) attributable to Newmont stockholders	$839	$2,178	$2,005	$2,240

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$611	$2,226	$1,860	$2,340
Discontinued operations	228	(48)	145	(100)
	$839	$2,178	$2,005	$2,240
Net income (loss) per common share
Basic:
Continuing operations	$0.76	$2.72	$2.31	$3.30
Discontinued operations	0.28	(0.06)	0.18	(0.14)
	$1.04	$2.66	$2.49	$3.16
Diluted:
Continuing operations	$0.76	$2.71	$2.31	$3.30
Discontinued operations	0.28	(0.06)	0.18	(0.14)
	$1.04	$2.65	$2.49	$3.16
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating activities:
Net income (loss)	$856	$2,204	$2,027	$2323
Adjustments:
Depreciation and amortization	592	548	1,685	1,347
Gain on formation of Nevada Gold Mines	—	(2,366)	—	(2,366)
Gain on asset and investment sales, net	(1)	1	(593)	(32)
Net loss (income) from discontinued operations	(228)	48	(145)	100
Change in fair value of investments	(57)	(19)	(191)	(75)
Reclamation and remediation	35	56	107	151
Impairment of investments	—	1	93	2
Charges from pension settlement	82	8	82	8
Charges from debt extinguishment	—	—	77	—
Deferred income taxes	72	435	(72)	422
Stock-based compensation	17	22	55	76
Write-downs of inventory and stockpiles and ore on leach pads	14	4	51	108
Other non-cash adjustments	47	1	(22)	13
Net change in operating assets and liabilities	168	(150)	50	(409)
Net cash provided by (used in) operating activities of continuing operations	1,597	793	3,204	1,668
Net cash provided by (used in) operating activities of discontinued operations	(1)	(2)	(8)	(7)
Net cash provided by (used in) operating activities	1,596	791	3,196	1,661

Investing activities:
Proceeds from sales of mining operations and other assets, net	2	—	1,137	29
Additions to property, plant and mine development	(296)	(428)	(904)	(1,033)
Proceeds from sales of investments	35	3	305	59
Return of investment from equity method investees	—	3	43	83
Purchases of investments	—	(8)	(33)	(94)
Acquisitions, net (1) (2)	—	6	—	127
Other	(3)	(14)	29	12
Net cash provided by (used in) investing activities of continuing operations	(262)	(438)	577	(817)
Net cash provided by (used in) investing activities of discontinued operations	(75)	—	(75)	—
Net cash provided by (used in) investing activities	(337)	(438)	502	(817)

Financing activities:
Repayment of debt	—	—	(1,160)	(1,250)
Proceeds from issuance of debt, net	—	690	985	690
Dividends paid to common stockholders	(201)	(109)	(514)	(775)
Repurchases of common stock	—	—	(321)	—
Distributions to noncontrolling interests	(55)	(44)	(143)	(137)
Funding from noncontrolling interests	27	29	82	75
Proceeds from exercise of stock options	10	—	50	—
Payments on lease and other financing obligations	(16)	(11)	(49)	(37)
Payments for withholding of employee taxes related to stock-based compensation	(6)	(3)	(45)	(48)
Other	(1)	(22)	(4)	(24)
Net cash provided by (used in) financing activities	(242)	530	(1,119)	(1,506)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(2)	4	(4)
Net change in cash, cash equivalents and restricted cash	1,021	881	2,583	(666)
Cash, cash equivalents and restricted cash at beginning of period	3,911	1,942	2,349	3,489
Cash, cash equivalents and restricted cash at end of period	$4,932	$2,823	$4,932	$2,823

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,828	$2,712	$4,828	$2,712
Restricted cash included in Other current assets	—	19	—	19
Restricted cash included in Other non-current assets	104	92	104	92
Total cash, cash equivalents and restricted cash	$4,932	$2,823	$4,932	$2,823
(1)

Acquisitions, net for the three months ended September 30, 2019 is comprised of $— cash and cash equivalents acquired, net of $— cash paid to Goldcorp shareholders, in the Newmont Goldcorp transaction and $6 of restricted cash acquired in the formation of Nevada Gold Mines.

(2)

Acquisitions, net for the nine months ended September 30, 2019 is comprised of $138 cash and cash equivalents acquired, net of $17 cash paid to Goldcorp shareholders, in the Newmont Goldcorp transaction and $6 of restricted cash acquired in the formation of Nevada Gold Mines.

NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At September 30, 2020	At December 31, 2019
ASSETS
Cash and cash equivalents	$4,828	$2,243
Trade receivables	324	373
Investments	313	237
Inventories	983	1,014
Stockpiles and ore on leach pads	805	812
Other current assets	407	570
Current assets held for sale	—	1,023
Current assets	7,660	6,272
Property, plant and mine development, net	24,333	25,276
Investments	3,030	3,199
Stockpiles and ore on leach pads	1,690	1,484
Deferred income tax assets	505	549
Goodwill	2,771	2,674
Other non-current assets	562	520
Total assets	$40,551	$39,974

LIABILITIES
Accounts payable	$418	$539
Employee-related benefits	338	361
Income and mining taxes payable	322	162
Lease and other financing obligations	100	100
Debt	551	—
Other current liabilities	974	880
Current liabilities held for sale	—	343
Current liabilities	2,703	2,385
Debt	5,479	6,138
Lease and other financing obligations	547	596
Reclamation and remediation liabilities	3,522	3,464
Deferred income tax liabilities	2,391	2,407
Employee-related benefits	522	448
Silver streaming agreement	1,015	1,058
Other non-current liabilities	752	1,061
Total liabilities	16,931	17,557

Contingently redeemable noncontrolling interest	43	47

EQUITY
Common stock	1,292	1,298
Treasury stock	(165)	(120)
Additional paid-in capital	18,156	18,216
Accumulated other comprehensive income (loss)	(245)	(265)
Retained earnings	3,623	2,291
Newmont stockholders' equity	22,661	21,420
Noncontrolling interests	916	950
Total equity	23,577	22,370
Total liabilities and equity	$40,551	$39,974

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 13 to the Condensed Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$839	$1.04	$1.04	$2,005	$2.49	$2.49
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(228)	(0.28)	(0.28)	(145)	(0.18)	(0.18)
Net income (loss) attributable to Newmont stockholders from continuing operations	611	0.76	0.76	1,860	2.31	2.31
(Gain) loss on asset and investment sales (3)	(1)	—	—	(593)	(0.73)	(0.73)
Change in fair value of investments (4)	(57)	(0.07)	(0.07)	(191)	(0.24)	(0.24)
Impairment of investments (5)	—	—	—	93	0.11	0.11
Pension settlement (6)	83	0.10	0.10	85	0.10	0.10
Loss on debt extinguishment (7)	—	—	—	77	0.09	0.09
COVID-19 specific costs, net (8)	27	0.03	0.03	62	0.08	0.08
Settlement costs, net (9)	23	0.03	0.03	31	0.04	0.04
Impairment of long-lived and other assets (10)	24	0.03	0.03	29	0.04	0.04
Goldcorp transaction and integration costs (11)	—	—	—	23	0.03	0.03
Restructuring and severance, net (12)	9	0.01	0.01	11	0.01	0.01
Tax effect of adjustments (13)	(32)	(0.03)	(0.04)	93	0.11	0.11
Valuation allowance and other tax adjustments, net (14)	10	0.01	0.01	(296)	(0.35)	(0.36)
Adjusted net income (loss) (15)	$697	$0.87	$0.86	$1,284	$1.60	$1.59

Weighted average common shares (millions): (16)		803	806		804	806

(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.
(3)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a $493 gain on the sale of Kalgoorlie in January 2020, a $91 gain on the sale of Continental and a $9 gain on the sale of Red Lake in March 2020. For additional information, see Note 9 to our Condensed Consolidated Financial Statements.

(4)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 19 to our Condensed Consolidated Financial Statements.

(5)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in March 2020.
(6)	Pension settlements, included in Other income, net, represents pension settlement charges in 2020.
(7)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during March and April 2020.
(8)

COVID-19 specific costs, net, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(5) and $(5), respectively.

(9)

Settlement costs, net, included in Other expense, net, primarily represents costs related to the Cedros community agreement at Penasquito in Mexico, a water related settlement at Yanacocha in Peru, mineral interest settlements at Ahafo and Akyem in Africa and other related costs. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(3) and $(3), respectively.

(10)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of long-lived assets and materials and supplies inventories.
(11)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(12)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(13)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (12), as described above, and are calculated using the applicable regional tax rate.

(14)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2020 is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $7 and $(113), respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $14 and $(173), respectively, changes to the reserve for uncertain tax positions of $(10) and $(19), respectively, and other tax adjustments of $3 and $35, respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(4) and $(26), respectively.

(15)

Adjusted net income (loss) has not been adjusted for $25 and $158 of cash and $9 and $83 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and nine months ended September 30, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $1, $13, $— and $3, respectively.

(16)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.
	Three Months Ended September 30, 2019			Nine Months Ended September 30, 2019
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2,178	$2.66	$2.65	$2,240	$3.16	$3.16
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	48	0.06	0.06	100	0.14	0.14
Net income (loss) attributable to Newmont stockholders from continuing operations	2,226	2.72	2.71	2,340	3.30	3.30
Gain on formation of Nevada Gold Mines (3)	(2,366)	(2.88)	(2.88)	(2,366)	(3.34)	(3.34)
Goldcorp transaction and integration costs (4)	26	0.03	0.03	185	0.26	0.26
Change in fair value of investments (5)	(19)	(0.02)	(0.02)	(75)	(0.10)	(0.10)
Reclamation and remediation charges (6)	17	0.02	0.02	49	0.07	0.07
Loss (gain) on asset and investment sales, net (7)	1	—	—	(30)	(0.04)	(0.04)
Nevada JV transaction and integration costs (8)	3	—	—	26	0.05	0.05
Pension curtailment (9)	8	0.01	0.01	8	0.02	0.02
Restructuring and severance (10)	—	—	—	5	0.01	0.01
Impairment of long-lived and other assets, net (11)	2	—	—	3	—	—
Settlement costs (12)	2	—	—	2	—	—
Impairment of investments (13)	1	—	—	2	—	—
Tax effect of adjustments (14)	439	0.54	0.54	426	0.60	0.60
Valuation allowance and other tax adjustments, net (15)	(48)	(0.06)	(0.05)	(15)	(0.04)	(0.04)
Adjusted net income (loss)	$292	$0.36	$0.36	$560	$0.79	$0.79

Weighted average common shares (millions): (16)		820	822		708	709

(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.
(3)

Gain on formation of Nevada Gold Mines, included in Gain on formation of Nevada Gold Mines, represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed.

(4)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(5)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental. For additional information regarding our investment, see Note 19 to our Condensed Consolidated Financial Statements.

(6)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations, including adjustments related to a review of the project cost estimates at the Dawn remediation site and increased water management costs at the Con Mine.

(7)

Loss (gain) on asset and investment sales, net, included in Other income, net, primarily represents a gain on the sale of exploration property in North America in 2019. Amounts are presented net of income (loss) attributable to noncontrolling interest of $— and $2, respectively.

(8)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(9)	Pension curtailment, included in Other income, net, primarily represents curtailment charges recognized due to a significant amount of employees being terminated as a result of establishing NGM.
(10)	Restructuring and severance, included in Other expense, net, primarily represents certain costs associated with severance and legal costs.
(11)

Impairment of long-lived and other assets, net, included in Other expense, net, represents non-cash write-downs of long-lived assets. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(1), respectively.

(12)	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
(13)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(14)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable regional tax rate.

(15)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment in the three and nine months ended September 30, 2019 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $87 and $111 respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(147) and $(150), respectively, additions to the reserve for uncertain tax positions of $7 and $21, respectively and other tax adjustments of $8 and $5, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(3) and $(2), respectively.

(16)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to Newmont stockholders	$839	$2,178	$2,005	$2,240
Net income (loss) attributable to noncontrolling interests	17	26	22	83
Net loss (Income) from discontinued operations (1)	(228)	48	(145)	100
Equity loss (income) of affiliates	(53)	(32)	(119)	(53)
Income and mining tax expense (benefit)	305	558	446	703
Depreciation and amortization	592	548	1,685	1,347
Interest expense, net	75	77	235	217
EBITDA	$1,547	$3,403	$4,129	$4,637
Adjustments:
(Gain) loss on asset and investment sales (2)	$(1)	$1	$(593)	$(32)
Change in fair value of investments (3)	(57)	(19)	(191)	(75)
Impairment of investments (4)	—	1	93	2
Pension settlements and curtailments (5)	83	8	85	8
Loss on debt extinguishment (6)	—	—	77	—
COVID-19 specific costs (7)	32	—	67	—
Settlement costs (8)	26	2	34	2
Impairment of long-lived and other assets (9)	24	3	29	4
Goldcorp transaction and integration costs (10)	—	26	23	185
Restructuring and severance (11)	9	—	12	5
Reclamation and remediation charges (12)	—	17	—	49
Nevada JV transaction and integration costs (13)	—	3	—	26
Gain on formation of Nevada Gold Mines (14)	—	(2,366)	—	(2,366)
Adjusted EBITDA (15)	$1,663	$1,079	$3,765	$2,445
(1)	For additional information regarding our discontinued operations, see Note 13 to our Condensed Consolidated Financial Statements.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a $493 gain on the sale of Kalgoorlie in January 2020, a $91 gain on the sale of Continental and a $9 gain on the sale of Red Lake in March 2020 and represents a gain on the sale of exploration land in 2019. For additional information, see Note 9 to our Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments. For additional information regarding our investments, see Note 19 to our Condensed Consolidated Financial Statements.

(4)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in March 2020.
(5)	Pension settlements and curtailments, included in Other income, net, primarily represents pension settlements in 2020 and pension curtailments in 2019.
(6)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during March and April 2020.
(7)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(8)

Settlement costs, included in Other expense, net, primarily represents costs related to the Cedros community agreement at Penasquito in Mexico, a water related settlement at Yanacocha in Peru, mineral interest settlements at Ahafo and Akyem in Africa and other related costs, and certain costs associated with legal and other settlements for 2019.

(9)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of long-lived assets and materials and supplies inventories.
(10)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(11)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(12)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations in 2019, including adjustments related to a review of the project cost estimates at the Dawn remediation site, as well as increased water management costs at the Con Mine.

(13)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(14)

Gain on formation of Nevada Gold Mines, included in Gain on formation of Nevada Gold Mines, represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed.

(15)

Adjusted EBITDA has not been adjusted for $26 and $171 of cash care and maintenance costs, included in Care and maintenance, which primarily represent costs incurred associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and nine months ended September 30, 2020, respectively.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended September 30,
	2020	2019

Equity income (loss) of affiliates	$53	$32
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	(1)	7
Equity income (loss) of affiliates, Pueblo Viejo (1)	52	39
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit)	45	20
Depreciation and amortization	18	21
Pueblo Viejo EBITDA	$115	$80
(1)	See Note 12 to the Condensed Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended September 30,
	2020	2019
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$223	$85
Depreciation and amortization (1)	151	149
NGM EBITDA	$374	$234
(1)	See Note 4 to the Condensed Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$1,596	$791	$3,196	$1,661
Less: Net cash used in (provided by) operating activities of discontinued operations	1	2	8	7
Net cash provided by (used in) operating activities of continuing operations	1,597	793	3,204	1,668
Less: Additions to property, plant and mine development	(296)	(428)	(904)	(1,033)
Free Cash Flow	$1,301	$365	$2,300	$635

Net cash provided by (used in) investing activities (1)	$(337)	$(438)	$502	$(817)
Net cash provided by (used in) financing activities	$(242)	$530	$(1,119)	$(1,506)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Costs applicable to sales (1)(2)	$1,130	$1,232	$3,210	$3,412
Gold sold (thousand ounces)	1,495	1,682	4,210	4,656
Costs applicable to sales per ounce (3)	$756	$733	$762	$733
(1)

Includes by-product credits of $34 and $78 during the three and nine months ended September 30, 2020, respectively, and $31 and $60 during the three and nine months ended September 30, 2019, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Costs applicable to sales (1)(2)	$139	$160	$449	$324
Gold equivalent ounces - other metals (thousand ounces) (3)	248	213	780	357
Costs applicable to sales per ounce (4)	$556	$747	$575	$908
(1)	Includes by-product credits of $1 and $2 during the three and nine months ended September 30, 2020, respectively, and $— and $2 during the three and nine months ended September 30, 2019, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver $16/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost applicable to sales, NGM (1)(2)	$258	$235	$761	$235
Gold sold (thousand ounces), NGM	340	334	997	334
Costs applicable to sales per ounce, NGM (3)	$761	$701	$764	$701
(1)	See Note 4 to the Condensed Consolidated Financial Statements
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito, Boddington, and Phoenix mines. The other metals CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Care and maintenance and Other expense, net. Care and maintenance includes direct operating and development capital costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic. For Other expense, net we exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Three Months Ended September 30, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$61	$1	$3	$—	$—	$—	$10	$75	71	$1,081
Musselwhite	46	1	2	—	2	—	7	58	47	1,260
Porcupine	61	—	3	—	—	—	10	74	81	911
Éléonore	53	1	—	—	—	—	10	64	57	1,118
Peñasquito	74	2	—	—	—	18	13	107	130	835
Other North America	—	—	4	1	2	—	—	7	—	—
North America	295	5	12	1	4	18	50	385	386	1,003

Yanacocha	81	13	2	1	4	—	6	107	80	1,325
Merian	86	1	—	—	—	—	10	97	106	917
Cerro Negro	43	1	—	—	16	—	8	68	51	1,346
Other South America	—	—	1	2	1	—	—	4	—	—
South America	210	15	3	3	21	—	24	276	237	1,162

Boddington	148	3	1	—	—	3	17	172	175	985
Tanami	62	—	3	—	—	—	29	94	130	723
Other Australia	—	—	—	3	1	—	1	5	—	—
Australia	210	3	4	3	1	3	47	271	305	889

Ahafo	99	3	1	1	—	—	20	124	136	912
Akyem	58	5	—	—	—	—	7	70	91	775
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	157	8	1	3	—	—	27	196	227	865

Nevada Gold Mines	258	4	6	3	—	2	34	307	340	904
Nevada	258	4	6	3	—	2	34	307	340	904

Corporate and Other	—	—	24	55	—	—	10	89	—	—
Total Gold	$1,130	$35	$50	$68	$26	$23	$192	$1,524	1,495	$1,020

Gold equivalent ounces - other metals (11)
Peñasquito	$111	$2	$—	$—	$1	$31	$14	$159	215	$735
Boddington	28	—	—	—	—	1	3	32	33	998
Total Gold Equivalent Ounces	$139	$2	$—	$—	$1	$32	$17	$191	248	$770

Consolidated	$1,269	$37	$50	$68	$27	$55	$209	$1,715
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $35 and excludes co-product revenues of $310.
(3)	Includes stockpile and leach pad inventory adjustments of $6 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $14, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $12 and $3, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $1 at Éléonore, $1 at Peñasquito, $1 at Other North America, $3 at Merian, $6 at Other South America, $1 at Tanami, $5 at Other Australia, $4 at Ahafo, $2 at Akyem, $1 at Other Africa, $6 at NGM and $5 at Corporate and Other, totaling $37 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $5 at Musselwhite, $2 at Yanacocha, $18 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $32, settlement costs of $26, impairment of long-lived and other assets of $24 and restructuring and severance of $9.

(8)

Includes sustaining capital expenditures of $55 for North America, $24 for South America, $47 for Australia, $26 for Africa, $34 for Nevada, and $10 for Corporate and Other, totaling $196 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $100. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $13.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver $16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Three Months Ended September 30, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$65	$—	$2	$—	$—	$—	$13	$80	73	$1,087
Red Lake	45	2	2	—	—	—	8	57	31	1,872
Musselwhite	8	1	2	—	—	—	10	21	—	—
Porcupine	62	1	—	—	—	—	8	71	84	843
Éléonore	69	—	—	—	—	—	9	78	83	932
Peñasquito	39	1	—	—	—	1	18	59	35	1,681
Other North America	—	—	—	23	1	—	1	25	—	—
North America	288	5	6	23	1	1	67	391	306	1,276

Yanacocha	107	13	4	1	—	—	6	131	149	881
Merian	78	1	2	—	—	—	16	97	127	761
Cerro Negro	78	—	11	—	—	—	12	101	118	860
Other South America	—	—	—	2	—	—	—	2	—	—
South America	263	14	17	3	—	—	34	331	394	841

Boddington	146	3	1	—	—	3	19	172	178	958
Tanami	64	—	2	—	—	—	18	84	112	758
Kalgoorlie	60	2	2	—	—	—	5	69	61	1,141
Other Australia	—	—	3	2	—	—	2	7	—	—
Australia	270	5	8	2	—	3	44	332	351	944

Ahafo	98	1	5	—	—	—	23	127	157	811
Akyem	51	8	—	—	—	—	5	64	107	612
Other Africa	—	—	—	3	1	—	—	4	—	—
Africa	149	9	5	3	1	—	28	195	264	741

Nevada Gold Mines	235	10	5	3	2	2	50	307	334	920
Carlin	8	—	—	—	—	—	—	8	11	854
Phoenix	15	—	—	—	—	2	—	17	13	1,187
Twin Creeks	3	—	—	—	—	—	—	3	8	340
Long Canyon	1	—	—	—	—	—	—	1	1	692
Other Nevada	—	—	—	—	—	—	—	—	—	—
Nevada	262	10	5	3	2	4	50	336	367	915

Corporate and Other	—	—	18	50	—	—	8	76	—	—
Total Gold	$1,232	$43	$59	$84	$4	$8	$231	$1,661	1,682	$987

Gold equivalent ounces - other metals (10)
Peñasquito	$132	$3	$1	$—	$—	$32	$45	$213	173	$1,226
Boddington	28	—	—	—	—	2	3	33	37	907
Phoenix	—	—	—	—	—	—	—	—	3	—
Total Gold Equivalent Ounces	$160	$3	$1	$—	$—	$34	$48	$246	213	$1,155

Consolidated	$1,392	$46	$60	$84	$4	$42	$279	$1,907

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $31 and excludes co-product revenues of $230.
(3)	Includes stockpile and leach pad inventory adjustments of $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $25 and $21, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $14 and $23, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at Musselwhite, $4 at Porcupine, $2 at Éléonore, $1 at Peñasquito, $2 at Other North America, $2 at Yanacocha, $1 at Merian, $4 at Cerro Negro, $9 at Other South America, $6 at Other Australia, $3 at Ahafo, $4 at Akyem, $1 at Other Africa, $8 at NGM and $23 at Corporate and Other, totaling $71 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for Goldcorp transaction and integration costs of $26, Nevada JV transaction and integration costs of $3, impairment of long-lived and other assets of $3 and settlement costs of $2.

(7)

Includes sustaining capital expenditures of $98 for North America, $34 for South America, $44 for Australia, $27 for Africa, $50 for Nevada and $8 for Corporate and Other, totaling $261 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $167. The following are major development projects: Musselwhite Materials Handling, Borden, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Ahafo Mill Expansion and Turquoise Ridge joint venture 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $18 and excludes finance lease payments for development projects of $3.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

Nine Months Ended September 30, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$180	$4	$5	$—	$—	$—	$27	$216	200	$1,085
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	73	2	5	—	24	—	16	120	62	1,945
Porcupine	174	2	7	—	—	—	25	208	241	862
Éléonore	127	2	3	—	26	—	27	185	137	1,345
Peñasquito	188	4	—	—	19	27	24	262	311	845
Other North America	—	—	4	9	3	—	1	17	—	—
North America	787	14	25	9	72	27	124	1,058	993	1,066

Yanacocha	270	42	5	1	30	—	14	362	266	1,358
Merian	239	3	3	1	—	—	27	273	337	811
Cerro Negro	115	2	1	—	54	—	24	196	154	1,271
Other South America	—	—	1	7	2	—	—	10	—	—
South America	624	47	10	9	86	—	65	841	757	1,111

Boddington	421	9	3	—	—	8	64	505	482	1,046
Tanami	189	1	7	—	—	—	68	265	375	707
Other Australia	—	—	—	9	1	—	3	13	—	—
Australia	610	10	10	9	1	8	135	783	857	914

Ahafo	264	7	2	1	2	—	56	332	338	983
Akyem	164	17	1	—	1	—	18	201	268	750
Other Africa	—	—	—	5	—	—	—	5	—	—
Africa	428	24	3	6	3	—	74	538	606	889

Nevada Gold Mines	761	11	16	8	6	8	124	934	997	936
Nevada	761	11	16	8	6	8	124	934	997	936

Corporate and Other	—	—	53	164	3	—	31	251	—	—
Total Gold	$3,210	$106	$117	$205	$171	$43	$553	$4,405	4,210	$1,046

Gold equivalent ounces - other metals (11)
Peñasquito	$371	$6	$1	$—	$19	$114	$67	$578	688	$840
Boddington	78	1	—	—	—	4	12	95	92	1,032
Total Gold Equivalent Ounces	$449	$7	$1	$—	$19	$118	$79	$673	780	$862

Consolidated	$3,659	$113	$118	$205	$190	$161	$632	$5,078

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $80 and excludes co-product revenues of $769.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $23 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $69 and $44, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $38 and $9, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $1 at Porcupine, $1 at Éléonore, $2 at Peñasquito,$1 at Other North America, $2 at Yanacocha, $6 at Merian, $19 at Other South America, $4 at Tanami, $11 at Other Australia, $12 at Ahafo, $4 at Akyem, $3 at Other Africa, $14 at NGM and $8 at Corporate and Other, totaling $92 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $28 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $27 at Yanacocha, $50 at Cerro Negro and $2 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $67, settlement costs of $34, impairment of long-lived and other assets of $29, Goldcorp transaction and integration costs of $23 and restructuring and severance costs of $12.

(8)

Includes sustaining capital expenditures of $156 for North America, $65 for South America, $139 for Australia, $73 for Africa, $124 for Nevada, and $31 for Corporate and Other, totaling $588 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $316. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $44.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver $16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Nine Months Ended September 30, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (9)
Gold
CC&V	$208	$3	$6	$1	$2	$—	$28	$248	230	$1,076
Red Lake	88	2	5	—	—	—	22	117	68	1,734
Musselwhite	20	1	5	—	—	—	14	40	6	7,131
Porcupine	125	2	2	—	—	—	18	147	143	1,027
Éléonore	144	—	2	—	—	1	21	168	167	1,002
Peñasquito	66	1	—	—	—	1	25	93	54	1,714
Other North America	—	—	1	43	1	—	4	49	—	—
North America	651	9	21	44	3	2	132	862	668	1,290

Yanacocha	300	43	7	1	7	—	20	378	422	895
Merian	220	3	4	1	—	—	39	267	397	672
Cerro Negro	141	1	13	—	1	—	25	181	218	833
Other South America	—	—	—	7	—	—	—	7	—	—
South America	661	47	24	9	8	—	84	833	1,037	803

Boddington	431	9	1	—	—	10	45	496	522	949
Tanami	198	2	5	—	—	—	56	261	361	725
Kalgoorlie	160	3	2	—	—	—	20	185	170	1,090
Other Australia	—	—	4	7	1	—	5	17	—	—
Australia	789	14	12	7	1	10	126	959	1,053	911

Ahafo	281	3	14	—	1	—	71	370	451	820
Akyem	172	25	3	—	1	—	20	221	321	691
Other Africa	—	—	—	7	1	—	—	8	—	—
Africa	453	28	17	7	3	—	91	599	772	776

Nevada Gold Mines	235	10	5	3	2	2	50	307	334	920
Carlin	358	3	9	3	1	—	64	438	408	1,076
Phoenix	116	3	—	1	—	7	10	137	118	1,149
Twin Creeks	113	1	3	1	—	—	23	141	170	830
Long Canyon	36	1	—	1	—	—	7	45	96	466
Other Nevada	—	—	5	—	—	—	4	9	—	—
Nevada	858	18	22	9	3	9	158	1,077	1,126	956

Corporate and Other	—	—	46	148	3	—	9	206	—	—
Total Gold	$3,412	$116	$142	$224	$21	$21	$600	$4,536	4,656	$974

Gold equivalent ounces - other metals (10)
Peñasquito	$209	$3	$2	$—	$—	$34	$65	$313	213	$1,471
Boddington	87	2	—	—	—	6	8	103	106	966
Phoenix	28	2	—	—	—	1	3	34	38	894
Total Gold Equivalent Ounces	$324	$7	$2	$—	$—	$41	$76	$450	357	$1,259

Consolidated	$3,736	$123	$144	$224	$21	$62	$676	$4,986

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $62 and excludes co-product revenues of $397.
(3)	Includes stockpile and leach pad inventory adjustments of $10 at CC&V, $10 at Yanacocha, $19 at Boddington, $20 at Akyem, $1 at NGM, $33 at Carlin and $2 at Twin Creeks.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $63 and $60, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $39 and $63, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $1 at Musselwhite, $4 at Porcupine, $2 at Éléonore, $1 at Peñasquito, $2 at Other North America, $9 at Yanacocha, $2 at Merian, $6 at Cerro Negro, $29 at Other South America, $3 at Tanami, $2 at Kalgoorlie, $12 at Other Australia, $10 at Ahafo, $9 at Akyem, $4 at Other Africa, $8 at NGM, $6 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $12 at Long Canyon, $2 at Other Nevada and $26 at Corporate and Other, totaling $156 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for Goldcorp transaction and integration costs of $185, Nevada JV transaction and integration costs of $26, restructuring and severance costs of $5, impairment of long-lived and other assets of $4 and settlement costs of $2.

(7)

Includes sustaining capital expenditures of $172 for North America, $84 for South America, $125 for Australia, $88 for Africa, $160 for Nevada and $9 for Corporate and Other, totaling $638 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $395. The following are major development projects: Musselwhite Materials Handling, Borden, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion and Turquoise Ridge joint venture 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $38 and excludes finance lease payments for development projects of $22.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

A reconciliation of the 2020 Gold AISC outlook to the 2020 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2020 Proforma Outlook Gold (7)(8)	Outlook Estimate

(in millions, except ounces and per ounce)

Cost Applicable to Sales (1)(2)	$4,450
Reclamation Costs (3)	170
Advanced Projects & Exploration (4)	130
General and Administrative (5)	240
Other Expense	160
Treatment and Refining Costs	30
Sustaining Capital (6)	790
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$6,000
Ounces (000) Sold (9)	5,900
All-in Sustaining Costs per Oz	$1,015
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2020 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

A reconciliation of the 2020 Co-products AISC outlook to the 2020 Co-Products CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2020 Proforma Outlook - Co-Product (7)(8)	Outlook Estimate

(in millions, except GEO and per GEO)

Cost Applicable to Sales (1)(2)	$610
Reclamation Costs (3)	10
Advanced Projects & Exploration (4)	10
General and Administrative (5)	25
Other Expense	20
Treatment and Refining Costs	150
Sustaining Capital (6)	110
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$955
Co-Product GEO (000) Sold (9)	1,010
All-in Sustaining Costs per Co Product GEO	$945
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2020 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Net income (loss) attributable to Newmont stockholders	$839	$344	$822	$565
Net income (loss) attributable to noncontrolling interests	17	3	2	(4)
Net loss (income) from discontinued operations	(228)	68	15	(28)
Equity loss (income) of affiliates	(53)	(29)	(37)	(42)
Income and mining tax expense (benefit)	305	164	(23)	129
Depreciation and amortization	592	528	565	613
Interest expense, net	75	78	82	84
EBITDA	1,547	1,156	1,426	1,317
EBITDA Adjustments:
Pension settlements and curtailments	83	2	—	(28)
Change in fair value of investments	(57)	(227)	93	(91)
COVID-19 specific costs	32	33	2	—
Settlement costs	26	2	6	3
Impairment of long-lived and other assets	24	5	—	1
Restructuring and severance	9	2	1	2
Loss (gain) on asset and investment sales	(1)	1	(593)	2
Goldcorp transaction and integration costs	—	7	16	32
Loss on debt extinguishment	—	3	74	—
Impairment of investments	—	—	93	—
Reclamation and remediation charges	—	—	—	71
Gain on formation of Nevada Gold Mines	—	—	—	(24)
Nevada JV transaction and integration costs	—	—	—	4
Adjusted EBITDA	1,663	984	1,118	1,289
12 month trailing Adjusted EBITDA	$5,054

Total Debt	$6,030
Lease and other financing obligations	647
Less: Cash and cash equivalents	4,828
Total net debt	$1,849

Net debt to adjusted EBITDA	0.4

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Consolidated gold sales, net	$2,860	$2,483	$7,347	$6,376
Consolidated copper sales, net	43	40	101	163
Consolidated silver sales, net	138	78	337	109
Consolidated lead sales, net	30	25	92	38
Consolidated zinc sales, net	99	87	239	87
Total sales	$3,170	$2,713	$8,116	$6,773

	Three Months Ended September 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,864	$42	$122	$36	$99
Provisional pricing mark-to-market	19	2	12	(1)	14
Silver streaming amortization	—	—	16	—	—
Gross after provisional pricing and streaming impact	2,883	44	150	35	113
Treatment and refining charges	(23)	(1)	(12)	(5)	(14)
Net	$2,860	$43	$138	$30	$99
Consolidated ounces (thousands)/ pounds (millions) sold	1,495	14	6,371	42	98
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,917	$2.94	$19.15	$0.87	$1.01
Provisional pricing mark-to-market	12	0.15	2.00	(0.02)	0.15
Silver streaming amortization	—	—	2.40	—	—
Gross after provisional pricing and streaming impact	1,929	3.09	23.55	0.85	1.16
Treatment and refining charges	(16)	(0.10)	(1.86)	(0.12)	(0.15)
Net	$1,913	$2.99	$21.69	$0.73	$1.01
	Nine Months Ended September 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$7,342	$108	$306	$109	$299
Provisional pricing mark-to-market	48	(3)	18	(3)	5
Silver streaming amortization	—	—	48	—	—
Gross after provisional pricing and streaming impact	7,390	105	372	106	304
Treatment and refining charges	(43)	(4)	(35)	(14)	(65)
Net	$7,347	$101	$337	$92	$239
Consolidated ounces (thousands)/ pounds (millions) sold	4,210	40	20,260	133	313
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,744	$2.67	$15.08	$0.82	$0.96
Provisional pricing mark-to-market	11	(0.07)	0.90	(0.02)	0.02
Silver streaming amortization	—	—	2.36	—	—
Gross after provisional pricing and streaming impact	1,755	2.60	18.34	0.80	0.98
Treatment and refining charges	(10)	(0.11)	(1.68)	(0.11)	(0.21)
Net	$1,745	$2.49	$16.66	$0.69	$0.77
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended September 30, 2019
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,485	$44	$70	$29	$112
Provisional pricing mark-to-market	6	(2)	—	—	—
Silver streaming amortization	—	—	11	—	—
Gross after provisional pricing and streaming impact	2,491	42	81	29	112
Treatment and refining charges	(8)	(2)	(3)	(4)	(25)
Net	$2,483	$40	$78	$25	$87
Consolidated ounces (thousands)/ pounds (millions) sold	1,682	17	4,552	30	107
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,477	$2.62	$15.25	$0.96	$1.04
Provisional pricing mark-to-market	4	(0.13)	—	—	—
Silver streaming amortization	—	—	2.41	—	—
Gross after provisional pricing and streaming impact	1,481	2.49	17.66	0.96	1.04
Treatment and refining charges	(5)	(0.12)	(0.48)	(0.12)	(0.23)
Net	$1,476	$2.37	$17.18	$0.84	$0.81
	Nine Months Ended September 30, 2019
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$6,384	$173	$96	$44	$112
Provisional pricing mark-to-market	13	(3)	—	—	—
Silver streaming amortization	—	—	16	—	—
Gross after provisional pricing and streaming impact	6,397	170	112	44	112
Treatment and refining charges	(21)	(7)	(3)	(6)	(25)
Net	$6,376	$163	$109	$38	$87
Consolidated ounces (thousands)/ pounds (millions) sold	4,656	63	6,719	47	107
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,371	$2.75	$14.35	$0.93	$1.04
Provisional pricing mark-to-market	3	(0.05)	—	—	—
Silver streaming amortization	—	—	2.39	—	—
Gross after provisional pricing and streaming impact	1,374	2.70	16.74	0.93	1.04
Treatment and refining charges	(4)	(0.11)	(0.51)	(0.12)	(0.23)
Net	$1,370	$2.59	$16.23	$0.81	$0.81
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Consolidated gold sales, net	$2,860	$2,483	$7,347	$6,376
Consolidated other metal sales, net	310	230	769	397
Sales	$3,170	$2,713	$8,116	$6,773

Costs applicable to sales	$1,269	$1,392	$3,659	$3,736
Less: Consolidated other metal sales, net	(310)	(230)	(769)	(397)
By-Product costs applicable to sales	$959	$1,162	$2,890	$3,339
Gold sold (thousand ounces)	1,495	1,682	4,210	4,656
Total Gold CAS per ounce (by-product) (1)	$641	$691	$686	$717

Total AISC	$1,715	$1,907	$5,078	$4,986
Less: Consolidated other metal sales, net	(310)	(230)	(769)	(397)
By-Product AISC	$1,405	$1,677	$4,309	$4,589
Gold sold (thousand ounces)	1,495	1,682	4,210	4,656
Total Gold AISC per ounce (by-product) (1)	$940	$997	$1,024	$986
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, October 29, 2020 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10148282

Webcast Details

Title: Newmont Third Quarter 2020 Earnings Conference Call

URL: https://event.on24.com/wcc/r/2626338/3D19516266F04B6CBE6671286959419C

The third quarter 2020 results will be available before the market opens on Thursday, October 29, 2020 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the project pipeline, including, without limitation, with respect to Tanami and Musselwhite, and the development, growth and exploration potential of the Company’s other operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life and mine life extensions, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders, including with respect to future dividends and future share repurchases; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; and (xi) expectations regarding the impact of the COVID-19 pandemic. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of COVID-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), and the impact of additional waves of the pandemic or increases of incidents of COVID-19 in the areas and countries in which we operate. Investors are reminded that only the third quarter has been declared by the Board of Directors at this time. Dividends for the remainder of 2020 have not yet been approved or declared by the Board of Directors, and an annualized dividend has not been declared by the Board. Investors are cautioned that the Company’s dividend framework is non-binding. Management’s expectations with respect to future dividends are “forward-looking statements” and non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. The duration, scope and impact of COVID-19 presents additional uncertainties with respect to future dividends and no assurance is being provided that the Company will pay future dividends at the current payment level. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors”, as well as the COVID-19 related “Risk Factor” in the Quarterly Report on Form 10-Q for the year ended March 31, 2020, filed with the SEC, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Eric Colby
303.837.5724
eric.colby@newmont.com